Exhibit 10.14
FIFTH AMENDMENT TO
AMERICAN RETIREMENT CORPORATION
ASSOCIATE STOCK PURCHASE PLAN

The American Retirement Corporation Associate Stock Purchase Plan is hereby amended, effective as of July 1, 2005, as follows:

1.	By adding a new Section 4.5 to read as follows:

"4.5 Officers Not Eligible to Participate.

Notwithstanding anything herein to the contrary, no officer of ARC shall be eligible to participate in this Plan. For purposes of this Section 4.5, an “officer” shall be defined to mean any employee of ARC holding any of the following titles: Chairman, Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Secretary or Treasurer.”

2.	By deleting Section 6.3 in its entirety and substituting therefore the following:

“The Exercise Price of the options granted under this Plan for any Option Period shall be eighty-five percent (85%) of the Closing Market Price of the Stock on the Exercise Date.”